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                                                                    Exhibit 99.1
            1110 Maple Street P.O. Box 300 Elma, New York 14059-0300
                         716-655-5990 FAX 716-687-6012
August 13, 2003
                         SERVOTRONICS, INC. (AMEX- SVT)
                        ANNOUNCES SECOND QUARTER RESULTS

         Elma, NY -- Servotronics, Inc. (Amex - SVT) reported second quarter revenues of $3,945,000 and a net loss of $22,000 (or $(0.01) per share - Basic and Diluted) as compared to revenues of $4,300,000 and a net income of $133,000 (or $0.07 per share - Basic and Diluted) for the comparable period ended June 30, 2002. The six month period ended June 30, 2003 provided for revenues of $7,774,000 and a net loss of $93,000 (or $(0.05) per share - Basic and Diluted) as compared to revenues of $8,134,000 and a net income of $239,000 (or $0.13 per share - Basic and $0.12 per share - Diluted) for the same period in 2002. The Company's positive cash flow from operations, liquidity ratios and backlogs continue to be strong.

         The real and perceived threats of further terrorist attacks have added to the challenges of an already troubled commercial aerospace industry that has yet to rebound from the events of September 11, 2001. Increased government shipments are continuing to partially offset the reduction and stretch-outs in the depressed commercial aerospace industry. As previously reported, the Company's Consumer Products Group, as the result of an intensive 2 year competition, was selected as the designer and manufacturer of the U.S. Marine Corps' new combination combat knife and bayonet. Production shipments of this approximately 4 million dollar procurement of bayonet systems have commenced during the third quarter of this year and are scheduled through 2004 and into 2005. During the first and second quarters of 2003, the Company has been incurring significant front-end costs associated with prototype, preproduction and start-up activities for new programs and applications. These costs are expensed as they occur and, as such, are not matched to their future revenues and benefits as provided for under previous accounting standards. Such costs associated with expanded sales, marketing, engineering and M & A activities in combination with the increased costs of professional fees and corporate governance as required by the Sarbanes-Oxley Act have been and are significant expense factors.

         The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.

         Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agriculture, and pocket knives for both commercial and government applications.

                           FORWARD-LOOKING STATEMENTS

         Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.